EXHIBIT 5.1

[MORRISON & FOERSTER LLP LETTERHEAD]

April 4, 2003

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, California 94304

Re: Registration Statement on Form S-3, pertaining to the resale of 6,513,490 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Essex Property Trust, a Maryland corporation (the "Company"), in connection with the offer and sale from time to time by the holders (the "Sachs Shareholders") of up to 2,719,875 shares of the Company's outstanding common stock, par value $.0001 per share ("Common Stock") (the "Sachs Shares") and of up to 50,000 shares of Common Stock that may be issued by the Company in the event that the Company makes a post-closing adjustment payment to the Sachs Shareholders (the "Sachs Issuable Shares") and by the holders of up to 3,743,615 Shares of Common Stock (the "OP Shares" and together with the Sachs Shares and the Issuable Sachs Shares the "Shares") that may be issued by the Company upon the exchange of outstanding limited partnership units of

Essex Portfolio, L.P.(the "Operating Partnership") and certain real estate partnerships in which the Operating Partnership has invested.

The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended. In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, it is our opinion that the issuance of the Sachs Shares and the Sachs Issuable Shares has been duly authorized by all necessary corporate action on the part of the Company, the Sachs Shares are validly issued, fully paid and non-assessable and the Sachs Issuable Shares, when issued, will be validly-issued, fully paid and non- assessable. Assuming that the OP Shares are duly authorized and are issued in the same manner as the Sachs Shares, the OP Shares, when duly authorized by all necessary corporate action on the part of the Company and issued, will be validly-issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP